EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL YEAR 2009 RESULTS

NASHVILLE, Tenn. (February 23, 2010)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2009.

Highlights:

Fourth Quarter

•	Revenues of $15.1 million in the fourth quarter of 2009, up 12% over the fourth quarter of 2008

•	Operating income of $1.2 million in the fourth quarter of 2009, up 11% over the fourth quarter of 2008

•	Release of substantially all our remaining income tax valuation allowance results in $9.1 million of net income tax benefit and shareholders’ equity in excess of $51 million.

•	Net income of $10.3 million and earnings per share (EPS) of $0.47 per share (including the effect of a deferred income tax benefit of $9.1 million, or $0.41 per share) for the fourth quarter of 2009, compared to $1.4 million and EPS of $0.07 per share (including the effect of a deferred income tax benefit of $375,000, or $0.02 per share) for the fourth quarter of 2008

•	Adjusted EBITDA of $2.8 million in the fourth quarter of 2009, up 12% from $2.5 million in the fourth quarter of 2008

•	Michael J. Sousa promoted to senior vice president in January 2010.

•	Share repurchase program authorized by board of directors in February 2010.

Full Year

•	Revenues for the year of $57.4 million, up 11% over 2008

•	Operating income of $5.1 million in 2009, up 106% over 2008

•	Net income of $14.0 million and EPS of $0.64 per share (including the effect of a deferred income tax benefit of $9.1 million, or $0.42 per share) for 2009, compared to $2.9 million or $0.13 per share (including the effect of a deferred income tax benefit of $375,000, or $0.02 per share) for 2008

•	Adjusted EBITDA of $10.9 million for 2009, up 35% from $8.1 million for 2008

•	1,974,000 healthcare professional subscribers fully implemented on our Internet-based learning network at December 31, 2009, up 14% from 1,732,000 at December 31, 2008

Financial Results:
Fourth Quarter 2009 Compared to Fourth Quarter 2008
Revenues for the fourth quarter of 2009 increased $1.6 million, or 12 percent, to $15.1 million, compared to $13.5 million for the fourth quarter of 2008. The Company’s revenue mix during the fourth quarter of 2009 was comprised of 69 percent of revenues from HealthStream Learning and 31 percent of revenues from HealthStream Research. This compares to 64 percent from HealthStream Learning and 36 percent from HealthStream Research during the fourth quarter of 2008.

Revenues from HealthStream Learning increased by $1.7 million, or 20 percent, when compared to the fourth quarter of 2008. Revenues from our Internet-based subscription learning products increased by $1.7 million over the prior year quarter, and were comprised of revenue increases from the HealthStream Learning Center® (HLC) of $875,000 and from courseware subscriptions of $783,000. Revenues from Internet-based subscription products increased 21 percent over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues associated with implementation, development, and consulting services increased $174,000 over the prior year quarter. The increase in revenues was partially offset by a decline in revenues from live events, study guides, and other project-based activities, which collectively declined $134,000 from the same quarter in the prior year due to a de-emphasis on live events and other similar project-based activities.

Revenues from HealthStream Research decreased $110,000, or 2 percent, when compared to the fourth quarter of 2008. Revenue from recurring patient surveys increased by $472,000, or 17 percent, over the prior year quarter, but was more than offset by the combined declines in revenue from employee, community, and physician surveys. The revenue decline in these survey categories is generally attributable to customer decisions to defer conducting surveys based on budgetary, operational, and other considerations and, specifically, to the loss of one customer contract. Consequently, revenue fluctuations are more likely within these survey categories than patient surveys, which are conducted on continuous quarterly cycles.

Cost of revenues (excluding depreciation and amortization) increased over the prior year fourth quarter consistent with the increases in revenues, and approximated 36 percent of revenues for the fourth quarter of 2009 compared to 38 percent of revenues for the fourth quarter of 2008. The improvement as a percent of revenues was the result of greater efficiencies within both the Learning and Research operations while the overall increase in costs was influenced by higher revenues from the HLC, courseware, and patient surveys. The growth in courseware subscription revenues resulted in higher royalties being paid by us and the increase in revenues from patient surveys required higher levels of staffing in our Interview Center.

In the aggregate, all other operating expenses increased by 16 percent over the prior year same quarter. Sales and marketing expenses increased $538,000 compared to the prior year quarter due to additional sales personnel and commissions. Product development expense increased $159,000 and depreciation and amortization increased $125,000. Other general and administrative expense increased $312,000 compared to the prior year quarter.

Net income for the fourth quarter of 2009 was $10.3 million, or $0.47 per share (diluted), compared to $1.4 million, or $0.07 per share (diluted), for the fourth quarter of 2008. Net income for the fourth quarters of 2009 and 2008 includes a deferred income tax benefit of $9.1 million and $375,000, respectively. The recognition of these deferred income tax benefits resulted from releases of the valuation allowance on the Company’s deferred tax assets.

In the fourth quarter of 2009 we concluded that our operations had achieved sustainable profitability. As a result, we released substantially all of the remaining balance of our valuation allowance against our deferred tax assets in accordance with generally accepted accounting principles (“GAAP”), which resulted in a non-cash $9.1 million tax benefit in net income, or approximately $0.41 per share.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $2.8 million for the fourth quarter of 2009, up from $2.5 million for the fourth quarter of 2008, an increase of 12 percent. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under generally accepted accounting principles is attached in the Summary Financial Data.

Full Year 2009 Compared to Full Year 2008
Revenues for 2009 increased $5.8 million, or 11 percent, to $57.4 million, compared to $51.6 million for 2008. Net income for 2009 improved to $14.0 million, or $0.64 per share (diluted), compared to $2.9 million, or $0.13 per share (diluted), for 2008. Net income for 2009 and 2008 includes a deferred income tax benefit of $9.1 million and $375,000, respectively. Other measures of profitability also improved compared to the prior year, including 106 percent growth in operating income and 35 percent growth in adjusted EBITDA. These improvements over the prior year are a result of revenue growth, operational efficiencies, the deferral of our annual customer Summit during 2009, and expense control trends when compared to the full year 2008 results.

Other Financial Indicators
At December 31, 2009, the Company had cash and related interest receivable of $12.4 million, compared to $10.1 million at September 30, 2009. The increase in cash balances primarily resulted from cash generated from operations, but was partially offset by capital expenditures and other operating expenses. Capital expenditures and capitalized feature enhancement development totaled approximately $0.8 million for the fourth quarter of 2009 and approximately $3.1 million for the year.

Our days sales outstanding, which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 58 days for the fourth quarter of 2009, up slightly from 57 days for the fourth quarter of 2008 and an improvement compared to 64 days for the third quarter of 2009. The decrease from the prior quarter resulted from improved collections from both HealthStream Learning and HealthStream Research customers.

As of December 31, 2009, our balance sheet included net deferred tax assets of approximately $11.5 million, and we also maintained a valuation allowance of $1.1 million for the portion of our deferred tax assets that are not more likely than not expected to be realized. As of December 31, 2009, we had federal and state net operating loss of carryforwards of approximately $32 million and $26 million, respectively, which are available to offset income tax liabilities as they arise in the future.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include: the HLC—our Internet-based learning platform; a wide range of professional, clinical, and regulatory content subscriptions; an online authoring/self-publishing tool; and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At December 31, 2009, approximately 1,974,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 1,732,000 at December 31, 2008. The total number of contracted subscribers at December 31, 2009 was approximately 2,073,000, up from 1,855,000 at December 31, 2008. “Contracted subscribers” include both those already implemented (1,974,000) and those in the process of implementation (99,000). Revenue recognition commences when a contract is fully implemented.

Customers representing approximately 99 percent of subscribers that were up for renewal did renew in the fourth quarter of 2009, while our renewal rate based on the annual contract value was approximately 109 percent. The renewal rates for the fourth quarter of 2009 compare to a subscriber renewal rate of 90 percent and an annual contract value renewal rate of 104 percent during the fourth quarter of 2008. For the full year 2009, approximately 102 percent of subscribers renewed, and the annual contract value renewal rate was 103 percent. During 2009, renewal rates were positively impacted by customers renewing at higher prices and/or adding subscribers at the time of renewal.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include patient, employee, physician, and community surveys that deliver insight, analyses, and industry benchmarks to healthcare organizations.

During the fourth quarter of 2009, HealthStream Research added several new healthcare organization customers, including Tucson Medical Center, Stony Brook University Medical Center, Platte Valley Medical Center, and Regional Medical Center of Memphis. Among our existing research customers, 16 renewed their contracts in the fourth quarter for multiple survey products, while 69 chose to contract for more research services to add to their current services received from HealthStream Research.

Share Repurchase Program
On February 23, 2010, HealthStream’s Board of Directors authorized the repurchase of up to $4,000,000 of the Company’s common stock. As of February 22, 2010, there were approximately 21.7 million shares of common stock outstanding. Share repurchases under this program may be made through open market or privately negotiated transactions in accordance with all applicable securities laws, rules, and regulations. The share repurchase program expires one year from its initiation and may be limited or terminated at any time without prior notice.

Executive Personnel Announcement
We are pleased to announce the addition of Michael J. Sousa to HealthStream’s executive team. In January 2010, Michael was promoted to senior vice president.

Since joining HealthStream six years ago as vice president, Michael has created and successfully led the Company’s strategic accounts program, which has grown revenues, secured important renewals, and strengthened our business relationships with HealthStream Learning’s largest accounts. In his new role as senior vice president, Michael will extend the successful strategic accounts program to our largest Research customers and assume responsibility over the Learning sales organization.

Board Member Announcement
James F. Daniell, M.D. has decided not to stand for re-election to the Board of Directors at the 2010 Annual Meeting of Shareholders. Dr. Daniell has served on the Company’s board since 1995. His decision not to stand for re-election is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

“Dr. Daniell has made an enormous contribution to HealthStream over the past 15 years,” said Robert A. Frist, Jr., chief executive officer. “On behalf of our entire board, I would like to thank him for his distinguished service to our shareholders, board, Company, and the healthcare community at large. His insights, guidance, and objectivity have been a great service to the growth of HealthStream.”

Financial Outlook for 2010
The Company expects that consolidated revenues for the full year 2010 will grow by 13 percent to 15 percent. We anticipate revenue growth in the Learning segment to be in the 14 percent to 16 percent range and the Research unit’s revenue to increase by approximately 10 percent to 12 percent.

We expect cost of revenues to grow in relation to the expected revenue growth, and to increase modestly as a percentage of revenues compared to 2009. We also anticipate that operating expenses, including product development, sales and marketing, depreciation and amortization and other general and administrative expense will grow in the range between 11 percent and 13 percent when compared to the Company’s full year 2009 levels for these categories.

We anticipate that operating income will increase 10 percent to 17 percent for the full year of 2010 versus our 2009 results.

Because of the release of substantially all of the remaining balance in our income tax valuation allowance during the fourth quarter of 2009, we expect that the effective income tax rate applied to pre-tax income will range between 40 percent and 42 percent.

We will continue to utilize our federal and state net operating loss carryforwards of approximately $32 million and $26 million, respectively, to substantially offset our income tax liabilities.

We expect that capital expenditures, including hardware, software and capitalized software development for new features, enhancements and content development will range between approximately $3.0 to $4.0 million in 2010.

Commenting on 2009 year-end results, Robert A. Frist, Jr., chief executive officer, HealthStream, said, “We finished 2009 strong with record quarterly revenues, full-year operating income up 106 percent over 2008, and adjusted EBITDA up 35 percent over the same period. Moreover, HealthStream implemented 261,000 new healthcare subscribers to our learning platform during 2009—representing a robust addition to our customer base. We believe our commitment to support healthcare organizations in providing the best care possible for their patients is a primary reason our business is strong and our customers remain loyal—as evidenced by a renewal rate for 2009 of 102 percent based on subscribers and 103 percent based on contract value. I look forward to reporting continued progress throughout 2010 as we execute our business strategy and strive to deliver superior results for all of our stakeholders.”

A conference call with Robert A. Frist, Jr., chairman and chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president, communications, research, and investor relations will be held on Wednesday, February 24th, at 9:00 a.m. (Eastern). To listen to the conference, please dial 877-647-2842 (no passcode needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 800-642-1687 (conference ID: #57677709) for U.S. and Canadian callers and 706-645-9291 (conference ID: #57677709) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over two million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three		Year
	Months Ended		Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues	$15,090	$13,503	$57,398	$51,600
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	5,440	5,110	21,344	19,654
Product development	1,683	1,524	6,285	5,670
Sales and marketing	2,990	2,452	10,930	10,820
Depreciation and amortization	1,318	1,193	5,139	4,822
Other general and administrative	2,414	2,102	8,578	8,152

Total operating expenses	13,845	12,381	52,276	49,118
Operating income	1,245	1,122	5,122	2,482
Other income (expense), net	(3)	9	(15)	72

Income before income taxes	1,242	1,131	5,107	2,554
Income tax (benefit)	(9,102)	(309)	(8,865)	(301)

Net income	$10,344	$1,440	$13,972	$2,855

Net income per share:
Net income per share, basic	$0.48	$0.07	$0.65	$0.13

Net income per share, diluted	$0.47	$0.07	$0.64	$0.13

Weighted average shares outstanding:
Basic	21,601	21,374	21,458	21,707

Diluted	22,227	21,601	21,838	22,204

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, income taxes, share-based compensation, and depreciation and amortization, or adjusted EBITDA(1):

	Three		Year
	Months Ended		Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income	$10,344	$1,440	$13,972	$2,855
Interest income	(3)	(21)	(23)	(140)
Interest expense	9	13	41	62
Income taxes	(9,102)	(309)	(8,865)	(301)
Share-based compensation expense	206	168	661	772
Depreciation and amortization	1,318	1,193	5,139	4,822

Income before interest, income taxes, share-based compensation, and depreciation and amortization	$2,772	$2,484	$10,925	$8,070

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2009	2008(1)
ASSETS
Current assets:
Cash and related interest receivable	$12,354	$4,128
Accounts and unbilled receivables, net (2)	11,216	9,973
Prepaid and other current assets	3,490	2,405
Deferred tax assets, current	2,831	357

Total current assets	29,891	16,863
Capitalized software feature enhancements, net	4,182	4,393
Property and equipment, net	2,934	3,475
Goodwill and intangible assets, net	24,938	25,885
Deferred tax assets, noncurrent	8,626	2,008
Other assets	431	173

Total assets	$71,002	$52,797

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$6,627	$4,767
Deferred revenue	12,234	10,202
Current portion of long-term debt and capital lease obligations	316	745

Total current liabilities	19,177	15,714
Long-term debt and capital lease obligations, net of current portion	4	320

Total liabilities	19,181	16,034
Shareholders’ equity:
Common stock	96,407	95,321
Accumulated deficit	(44,586)	(58,558)

Total shareholders’ equity	51,821	36,763

Total liabilities and shareholders’ equity	$71,002	$52,797

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2008.

(2)	Includes unbilled receivables of $1,638 and $1,669 and other receivables of $3 and $10 at December 31, 2009 and 2008, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2010 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements

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